Exhibit 21.1

Subsidiaries of the Registrant

TSYS Acquisition Corp., a Maryland corporation

TeleCommunication Systems (Holdings) Limited, a United Kingdom corporation

TeleCommunication Systems Limited, a United Kingdom corporation

TeleCommunication Systems (Maryland) AB, a Sweden corporation

TeleCommunication Systems Benelux BV, a Netherlands corporation

TeleCommunication Systems Iberian, SA, a Spain corporation

TeleCommunication Systems Technology Limited, a United Kingdom corporation

Aether European Holdings, B.V., a Netherlands corporation

Aether Systems Limited, a United Kingdom corporation

Nimbusbright Limited, a United Kingdom corporation

Aether IFX LLC, a Delaware limited liability corporation

Aether Systems (UK) Limited, a United Kingdom corporation

Aether Group (Holdings) Limited, a United Kingdom corporation